CHIEF EXECUTIVE OFFICER
                              EMPLOYMENT CONTRACT


This agreement is made and effective as of the 15th day of November 2005 between PRIVATE TRADING SYSTEMS, INC. and/or its affiliates and/or subsidiaries (hereinafter "PVTD" or "the Company"), a Nevada corporation, and of C. AUSTIN BURRELL (hereinafter "Burrell" or "the CEO").

WHEREAS, PVTD desires to secure the services of Burrell and of Burrell desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, PVTD and Burrell agree with each other as follows:

1. Position and Duties. Burrell will render professional services to PVTD in the capacity of Chief Executive Officer of PVTD. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Chief Executive Officer and all duties set forth in the PVTD bylaws and in any policy statements of the Board of Directors thereof. It is understood that these duties shall be substantially the same as those of a chief executive officer of a publicly held business corporation.

Burrell will be further appointed Chairman of the Board of Directors of the Company upon the execution of this Agreement, such appointment to run concurrently with the term of this agreement unless the parties hereto should otherwise agree in writing. Burrell shall have all of the customary powers and authority granted to a chairman of the board of a publicly held business corporation. Burrell is hereby vested with authority to act on behalf of the Board in keeping with policies adopted by the Board, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Board.

2. Term of Employment. The term of employment under this Agreement shall be for 5 (five) years from the date of execution hereof. The term of employment under this agreement may be extended by further written agreement between the parties hereto in additional increments of two years or longer as the parties may agree, such extension agreements to be negotiated, drafted, and signed by the parties no later than 60 (sixty) days prior to the expiration of the existing agreement. This contract and all its terms and conditions shall continue in effect until terminated.

3. Sign-on Bonus. Pursuant to negotiations between the parties, Burrell will receive a sign-on bonus in the amount of US $300,000.00 (Three Hundred Thousand Dollars). The sign-on bonus will be paid to Burrell in a manner to be agreed upon between the parties hereto, and is contingent only upon execution of this agreement. Further, the sign-on bonus is in addition to and not a part of any other compensation identified


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herein.

4. Compensation. In consideration for his services as Chief Executive Officer, PVTD agrees to pay Burrell a minimum annualized salary of US $600,000.00 (Six Hundred Thousand Dollars) or such higher figure as shall be agreed upon at an annual review of his compensation and performance by the Compensation Committee of the Company. Such review shall be based upon the CEO's contributions to the Company, the performance of PVTD, and such other bases as the parties may agree in writing in advance to consider. The annual review shall occur a minimum of 90 (ninety) days prior to the end of each year of the contract for the express purpose of considering incremental increases in compensation. The amount of US $50,000.00 (Fifty Thousand Dollars) shall be payable to Burrell on a monthly basis throughout the initial contract year; thereafter, a monthly payment will be determined based upon that year's annualized salary as determined by the Compensation Committee.

5. Annual Incentive Compensation. Burrell will be entitled to annual incentive compensation based upon performance measures and goals established and agreed in writing between Burrell and the Compensation Committee in advance of the commencement of the year for which such performance measures and goals shall be in place. For the first year of this Agreement, the performance measures and goals will be established within 60 (sixty) days of the execution hereof. The target amount of the incentive compensation shall be a minimum of 75% (seventy-five percent) of Burrell's base salary, with a maximum incentive in any given year of 150% (one hundred fifty percent) of Burrell's base salary, based upon the performance measures and goals agreed upon between Burrell and the Compensation Committee.

6. Option Grants. Burrell will have been granted as of December 2004 an option entitling him to purchase 20,000,000 shares of the common stock of PVTD at an exercise price of US $00.50 (Fifty Cents) per share, the fair market value at the time Burrell was granted the option. The option is to be fully vested upon issuance and shall have full registration rights, and shall have an expiration period of seven years. As an additional incentive, PVTD will issue to Burrell an additional option under the Company's Long-Term Equity Incentive Plan once adopted entitling Burrell to purchase an additional 10,000,000 shares of PVTD common stock pursuant to PVTD's standard form of option agreement. The sequent option will vest in three equal installments on an annual basis over a three year period, contingent only upon Burrell's continued employment with the Company.

7. (a) Vacation. Burrell shall be entitled to 5 (five) weeks of compensated vacation time in each of the contract years, to be taken at times mutually agreed upon between him and the Board.

(b) Long-Term Disability. In the event of a period of prolonged inability to work due to the result of a sickness or an injury, Burrell will be compensated at his full rate of pay for at least 1 (one) year from the date of the sickness or injury. In the second year through fifth years of such disability, the Company agrees to pay disability coverage of US


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$500.00 (Five Hundred Dollars) per day, such payments to be sourced from a disability policy purchased by the Company from an A- rated or better insurance company as rated by A.M. Best and Company.

(c) Professional Absences. Burrell will be permitted to be absent from the Company during working days to attend professional meetings and to attend to such outside professional duties in the Company's field as have been mutually agreed upon between him and the Board. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time.

(d) Expenses. PVTD shall reimburse Burrell for all expenses including first-class travel expenses incurred by him incident to attendance at approved professional meetings and such other expenses incurred by him in furtherance of the Company's interests, including spousal travel expenses, all in accordance with the Company's policies and procedures for senior executives and provided that such reimbursement is properly accounted for in accordance with Company policy.

(d) Additional benefits. In addition, Burrell shall be entitled to all other fringe benefits generally available to other senior executive employees of the Company, as and when such benefits become available.

8. PVTD agrees to pay Burrell's dues to professional associations and societies and to such service organizations and clubs, including country club dues limited to two memberships, of which the CEO is a member, approved by the Board as being in the best interests of PVTD, during the term of this Agreement and any extension hereof.

9.   PVTD also agrees to:

(a) indemnify Burrell with respect to all matters relating to his service as an officer and/or director of PVTD to the extent of his services as set forth in this agreement and the Company's Bylaws as amended from time to time, and in accordance with the terms of any other indemnification applicable to the Company's officers and/or directors that the Company may provide. This indemnification is contractual in nature and shall survive any adverse amendment to or repeal of the Company's Bylaws, and shall survive the termination of Burrell's employment and/or the termination of this Agreement;

(b) insure Burrell under the Company's general liability insurance policy and a separate directors' and officers' liability insurance policy for all acts done by him in good faith as Chief Executive Officer and/or Chairman throughout the term of this Agreement and any extension hereof. This requirement is contractual in nature and shall survive the termination of Burrell's employment and the termination of this Agreement;

(c) provide, throughout the term of this Agreement and any extension hereof, a group life insurance policy for the CEO in an amount equivalent to US $5,000,000.00 (Five


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Million Dollars) payable to the beneficiary of his choice;

(d) provide full health and major medical health insurance for the CEO and his family in accordance with the coverage provided to all other employees throughout the term of this Agreement and any extension hereof;

(e) purchase travel accident insurance covering the CEO in the sum of US $5,000,000.00 (Five Million Dollars) payable to the beneficiary of his choice, which coverage shall continue throughout the term of this Agreement and any extension hereof;

(f) furnish an automobile for the use of Burrell suitable to his role as CEO and Chairman of the Board of the Company, leased or purchased at the beginning of every third fiscal year, and reimburse him for expenses of its operation, maintenance, insurance and registration throughout the term of this Agreement and any extension hereof; upon termination of this agreement, such automobile then in Burrell's possession shall become his personal property free and clear of any lien or further obligation;

(g) purchase financial counseling services on behalf of Burrell in an amount not to exceed US $10,000.00 on an annual basis during each year of this Agreement and any extension hereof;

(h) to provide suitable office equipment including computers, copier, fax, telephone and such other equipment as Burrell shall require for his personal office and to upgrade or replace such equipment every three years throughout the term of this Agreement and any extension hereof; upon termination of this agreement, such equipment then in Burrell's use shall become his personal property free and clear of any lien or further obligation;

(i) contribute on behalf of the CEO to a defined contribution retirement plan qualified under the Internal Revenue Code, at the rate of 20% (Twenty percent) of Burrell's then monthly income per month during the term of this Agreement and any extension hereof; and

(j) contribute on behalf of the CEO to a non-qualified retirement plan in the form of a Supplemental Executive Retirement Plan, at the rate of 10% (Ten percent) of Burrell's then monthly income per month during the term of this Agreement and any extension hereof.

10.  Termination.

(a) Termination Due to the Death or Disability of Burrell. The Board may terminate the CEO for disability or death. Under these circumstances, PVTD shall pay Burrell his then-accrued salary for the month in which his duties were terminated and any pro-rated bonus for the year up until the date of termination.


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(b)  By the Company for Cause.  The Board may terminate Burrell's duties as
Chief Executive Officer for Cause. For purposes of this Agreement, "Cause" shall mean

    (i) Burrell's willful, intentional or grossly negligent failure to perform his duties under this Agreement diligently and in accordance with the directions of the Board of Directors;
    (ii)  an admission by or final conviction of Burrell of any felony;
    (iii) the commission of an act of fraud against the Company by Burrell or the material misappropriation by Burrell of property belonging to the Company; or
    (iv) any material breach of this Agreement not remedied by Burrell within 30 (thirty) days of written notice to him from the Company, which notice must include a detailed and specific description of the alleged material breach.

Such action shall require a supermajority (66%) vote of the entire Board and become effective upon written notice to the CEO or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both parties shall cease, except for the payment of any accrued salary due and owing to Burrell at that time.

(c) By PVTD Other Than for Cause. In the event of a termination of Burrell by the Company other than for Cause or as otherwise described in section 12 following, Burrell shall be entitled to the same severance package as if there had been a Change in Control of the Company, as set forth in section 11 below.

11.  Termination Due to Change in Control of PVTD.

(a)  In the event a Change in Control of the Company as defined below:

          (i) occurs during the term of this Agreement, and prior to the earlier to occur of the first anniversary of the Change in Control or the expiration of the then-current term of this Agreement, and either (A) Burrell is terminated by the Company pursuant to section 6(c), but not for Cause, or (B) Burrell terminates, or gives notice of termination, for Good Reason (as defined below); or

          (ii) prior to the effectiveness of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, covering the offer and sale of PVTD's common stock for the account of the Company in which the aggregate price to the public for shares sold by the Company equals or exceeds US $1,000,000,000.00 (One Billion Dollars) Burrell's service as an officer and director of the Company terminates for any reason other than for Cause or his death, disability or resignation;

then Burrell shall be entitled to payment and benefits as set forth in section 11(b) below.


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(b)  If payment and benefits are required under section 11(a) above, PVTD shall:

         (i) pay to Burrell as severance pay, in one lump sum, in cash, no later than the tenth day following his termination, an amount equal to 2 (two) times his annualized salary and annual incentive compensation then in effect; but in no case shall such payment exceed 2.99 (two point nine-nine) times his annual salary then in effect; and

         (ii) PVTD shall maintain full senior executive medical, dental and health coverage on Burrell and his dependents subject to the limitations set forth in this section 11(b)(ii). The Company's obligation to Burrell shall expire upon the earlier to occur of
               (A) the date which is 36 months after the date Burrell's employment is terminated, or (B) the date that Burrell becomes an employee of another company providing him with coverage substantially similar to that provided to him by the Company immediately prior to the termination of his employment. Notwithstanding anything to the contrary in this section 11(b)(ii), the payment of premiums by the Company is not intended to alter in any way the provisions of any group health plan of the Company, and all time limits, effects of subsequent coverage and all other relevant provisions of any such plan remain unchanged and shall control Burrell's entitlement to coverage or benefits under such plan.

(c) As used herein, a "Change in Control" means the happening of any of the following:

         (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof, any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

         (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

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         (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

(d) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Burrell's express written consent:

         (i) the assignment to Burrell by PVTD of duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in Burrell's titles or offices as in effect immediately prior to a Change in Control, or any removal of Burrell from or any failure to reelect him to any of such positions; provided, that any such event that occurs in connection with the termination of employment for disability, retirement, for Cause, as a result of Burrell's death, or by Burrell other than for Good Reason, shall not fall within the purview of this section 11(d)(i);

         (ii) a reduction by PVTD in Burrell's annualized salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

         (iii) any material breach by PVTD of any provision of this Agreement;
               or

         (iv) any failure by PVTD to obtain the assumption of this Agreement by any successor or assign of the Company.


12. Voluntary Termination. Should Burrell at his discretion elect to terminate this contract for any other reason than as stated in section 10, he shall give the Board 90 days' written notice of his decision to terminate. At the end of the 90 days, all rights, duties and obligations of both parties to the contract shall cease and Burrell will not be entitled to severance benefits other than his accrued salary.

13. Confidentiality. Burrell shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. Burrell shall not, either during the term of employment or thereafter, use or permit the use of any information of or relating to the Company in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.


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14.  Non- Competition. During the term of his employment and during the 12-month period following termination of his employment, Burrell shall not directly own, manage, operate, or control, as an officer or director, any other publicly traded software company in the field of developing turnkey securities exchanges, (hereinafter referred to as "entity") that is at the time engaged principally or significantly in a business that is, directly or indirectly, at the time in competition with the business of PVTD. Nothing herein shall prohibit Burrell from acquiring or holding any issue of stock or securities of any entity that has any securities listed on a national securities exchange or quoted in a daily listing of over-the-counter market securities, provided that at any one time Burrell and members of Burrell's immediate family do not own more than 3% (three percent) of any voting securities of any such entity.

15. Non-Solicitation. Burrell shall not directly or indirectly through his own efforts or otherwise, during the term of this Agreement, and for a period of 12 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee or former employee of PVTD, if such individual has provided professional or support services to the Company at any time during this Agreement without the express written consent of the Company. Burrell will not interfere with the relationship of the Company and any of its employees and he will not attempt to divert from the company any business in which the Company has been actively engaged during his employment.

16. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

17. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by Burrell and a majority of the members of the Board.

18. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

19. This agreement shall be binding upon PVTD, its successors and assigns, including, without limitation, any corporation into which the Company may be merged or by which it may be acquired, and shall inure to the benefit of the CEO, his administrators, executors, legatees, heirs and assigns.

20. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Arizona.


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The undersigned has executed this Chief Executive Officer Employment Agreement
Contract effective as of the date set forth above.

Private Trading Systems, Inc.                C. Austin Burrell

/s/ Lindsay M. Smith                         /s/ C. Austin Burrell
----------------------------------           ----------------------------------
By:  Lindsay M. Smith
Its:  Chief Financial Officer